UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
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SCHEDULE 14A
Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No. )
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☐ Definitive Proxy Statement
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___________________________
BURFORD CAPITAL LIMITED
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, If Other Than the Registrant)

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BURFORD CAPITAL LIMITED
Additional Definitive Proxy Soliciting Materials

On May 7, 2025, Burford Capital Limited (the “Company”) held a conference call at 9.00am EDT (the "Earnings Call") to discuss the financial results for the three months ended March 31, 2025. Excerpts from the transcript of the Earnings Call containing information relating to the Company’s annual general meeting of shareholders to be held on May 14, 2025 are set forth below:

Christopher Bogart, Principal Executive Officer and Director:

“. . . And before I turn you over to Jon, just one other point that I’d like to make given that this is AGM season. You will have noticed perhaps that we put out an additional proxy release a few days ago, maybe a week or 10 days ago. And that was on the back of ISS coming along and recommending that shareholders vote against the re-election of two of our directors representing two-thirds of the audit committee.

As we laid out in those materials, ISS is just wrong in our view, both factually wrong and wrong in the application of even their own standards. And we’d ask shareholders who are capable of making their own decisions as opposed to simply taking the ISS recommendations to look seriously at our material. I can’t imagine that anyone thinks it’s in shareholders’ interest or the company’s interest to eviscerate the audit committee here.

And while you’re doing that, we also would appreciate your support in terms of the discretionary compensation recommendation. ISS doesn’t like carried interest, which we believe actually is very aligning with shareholders because we don’t get paid until the company does. We get paid only on - only when the cash comes into the business, which we think is actually an excellent way of aligning employees and shareholders. But for their own reasons, ISS doesn’t agree with that.

So we’ve got a couple of recommendations there that we’d appreciate shareholders taking a look at and reading that proxy material . . .”